Exhibit 10.1

Execution Version

AMENDED AND RESTATED
BOARD REPRESENTATION AGREEMENT

This AMENDED AND RESTATED BOARD REPRESENTATION AGREEMENT (this “Agreement”), dated as of January 25, 2019, is entered into by and among EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Company (the “Managing Member”), GIP III Stetson I, L.P., a Delaware limited partnership and the sole member of the Managing Member (“GIP Stetson I” and, together with the Company and the Managing Member, the “EnLink Entities”), and TPG VII Management, LLC, a Delaware limited liability company (the “Investor”).  Capitalized terms used but not defined herein are used as defined in the Second Amended and Restated Operating Agreement of the Company, dated as of the date hereof (as it may be amended from time to time, the “Company Operating Agreement”).

RECITALS:

A.            On January 7, 2016, EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), EnLink Midstream, Inc., a Delaware corporation, and Investor entered into that certain Board Representation Agreement (the “Prior Board Representation Agreement”).

B.            On October 21, 2018, the Company, the Managing Member, NOLA Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), the Partnership, and the General Partner entered into that certain Agreement and Plan of Merger, pursuant to which, as of the date hereof, Merger Sub has merged with and into the Partnership, with the Partnership surviving as a subsidiary of the Company (the “Merger”).

C.            Also on October 21, 2018, Enfield Holdings, L.P., a Delaware limited partnership (“Enfield”), the Investor, the Company, the Managing Member, the Partnership, and the General Partner, entered into that certain Preferred Restructuring Agreement (the “Restructuring Agreement”), pursuant to which the parties thereto agreed to, among other things, amend and restate the Prior Board Representation Agreement in its entirety pursuant to this Agreement.

D.            The Board of Directors of the Managing Member has determined that entering into and executing this Agreement is in the best interest of the respective EnLink Entities.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.      Board Representation.

(a)               Each of the EnLink Entities shall take all actions necessary or advisable to cause one director serving on the board of directors or other applicable governing body of the Company (or board of directors or other applicable governing body of the managing member of the Company, which as of the date of this Agreement is the Managing Member) (such governing body, the “Board”) to be designated by the Investor, in its sole discretion (the “Investor Designated Director”), at all times from immediately following the effective time of the Merger until the occurrence of a Designation Right Termination Event (as defined below), at which time the right of the Investor under this Agreement to designate a member of the Board shall terminate; provided, however, that such Investor Designated Director shall have the requisite skill and experience to serve as a director of a public company and such Investor Designated Director shall not be prohibited from serving as a director of the Managing Member pursuant to any rule or regulation of the Commission or the New York Stock Exchange (the “NYSE”).  Prior to a Designation Right Termination Event, any Investor Designated Director may be removed by the Investor at any time, with or without “cause” (as defined below), and by a majority of the other director(s) then serving on the Board only for “cause” (as defined below), but not by any other party, and any vacancy in such position shall be filled solely by the Investor.  As used herein, “cause” means that the Investor Designated Director (i) is prohibited from serving as a director of the Managing Member under any rule or regulation of the Commission or the NYSE, (ii) has been convicted of a felony or misdemeanor involving moral turpitude, (iii) has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, or (iv) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business, or prospects of the Company and its direct or indirect subsidiaries.  Any action by the Investor to designate, remove, or replace an Investor Designated Director shall be evidenced in writing furnished to the Managing Member, shall include a statement that the action has been approved by all requisite partnership action of the Investor, and shall be executed by or on behalf of the Investor.  None of the EnLink Entities shall take any action which would, or would be reasonably likely to, lessen, restrict, prevent, or otherwise have an adverse effect upon the foregoing rights of the Investor to designate an Investor Designated Director. The EnLink Entities shall not permit the replacement of the Managing Member as the managing member of the Company unless such new managing member first agrees in writing to be bound by the provisions of this Agreement as an “EnLink Entity”. The Investor agrees upon the Company’s request to, and to use its commercially reasonable efforts to cause the Investor Designated Director to, timely provide the Company with accurate and complete information relating to the Investor Designated Director as may be required to be disclosed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.  The Investor further agrees to use its commercially reasonable efforts to cause the Investor Designated Director to comply with any applicable Section 16 filing obligations under the Exchange Act. Commencing as of the date hereof, the Investor Designated Director is Christopher Ortega.

(b)               If the Company and its subsidiaries plan to engage in any material transaction between the Company and its subsidiaries, on the one hand, and Global Infrastructure GP III, L.P. and its related funds (collectively, “GIP”) or any of GIP’s subsidiaries (other than the Company and its subsidiaries), on the other hand, at any time when GIP and its subsidiaries (other than the Company and its subsidiaries) collectively own less than 17.4% of the outstanding limited liability company interests in the Company, and consideration of such transaction is referred to the Conflicts Committee of the Board

(the “Conflicts Committee”), then any written materials prepared by or for the Conflicts Committee will be made available on a confidential basis to the Investor Designated Director.

(c)               After the date hereof, GIP Stetson I and the Managing Member shall not amend, and shall not permit the amendment of, the limited liability company agreement of the Managing Member in any manner that would, or would be reasonably likely to, have an adverse effect on the board representation rights granted to the Investor under this Agreement; provided, however, that any increase or reduction in the size of the Board shall be deemed not to have any such adverse effect.

(d)               Upon the occurrence of a Designation Right Termination Event, the right of the Investor to designate an Investor Designated Director shall terminate and the Investor Designated Director then serving on the Board, promptly upon (and in any event within two Business Days following) receipt of a request from a majority of the other directors then serving on the Board or GIP III Stetson I, as the sole member of the Managing Member, shall resign as a member of the Board. If the Investor Designated Director does not resign upon such request, then a majority of the other directors then serving on the Board or GIP III Stetson I, as the sole member of the Managing Member, may remove the Investor Designated Director as a member of the Board.  At all times while an Investor Designated Director is serving as a member of the Board, and following any such Investor Designated Director’s resignation, removal or other cessation as a director of the Board, each Investor Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(e)               The EnLink Entities shall purchase and maintain (or reimburse the Investor Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Investor Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Investor Designated Director in connection with the EnLink Entities’ activities or such Investor Designated Director’s activities on behalf of the EnLink Entities, regardless of whether the EnLink Entities would have the power to indemnify such Investor Designated Director against such liability under the provisions of the Company Operating Agreement or the Second Amended and Restated Limited Liability Company Agreement of the Managing Member (as it may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that provided to independent members of the Board and each Investor Designated Director shall be entitled to all rights to insurance as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(f)                For the purposes of this Agreement, a “Designation Right Termination Event” shall occur on the earliest to occur of (i) Enfield and its Affiliates holding a number of ENLK Series B Preferred Units and Common Units issued upon the exchange of ENLK Series B Preferred Units pursuant to the Company Operating Agreement (“Company Exchange Units”) that is less than 25% of the number of ENLK Series B Preferred Units initially issued to Enfield pursuant to the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015, between the Partnership and Enfield, (ii) such time as the sum of (A) the number of Common Units into which the ENLK Series B Preferred Units collectively held by the Enfield and its Affiliates are exchangeable pursuant to the Company Operating Agreement and (B) the aggregate number of Company Exchange Units which are then collectively held by Enfield and its Affiliates represent less than 6.5% of the Common Units then outstanding, and (iii) Enfield ceasing to be an Affiliate of TPG Capital, L.P. (“TPG”).  For purposes of this Section 1(f), each of the limited partners of Enfield as of the date hereof and each of their respective Affiliates will be deemed to be Affiliates of Enfield. For so long as Enfield has the right to appoint an Investor Designated Director pursuant to this Section 1, the Managing Member shall invite the Investor Designated Director to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, the Governance and Compensation Committee, any pricing committee established for an offering of securities by the Company, and any committee established to deal with conflicts with Enfield or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Investor Designated Director copies of all notices, minutes, consents, and other materials that it provides to such committee members.

(g)               The option and right to appoint an Investor Designated Director granted to the Investor by the Company under this Section 1 may not be transferred or assigned by the Investor; provided, however, that the Investor may assign all (but not less than all) of its rights under Section 1 to any Affiliate of TPG without the prior written consent of the Company.  Any such permitted assignee, upon and after such assignment, shall be considered the Investor for all such applicable purposes under this Agreement.

Section 2.      Amendment and Restatement.  The parties hereto acknowledge and agree that this Agreement amends and restates in its entirety the Prior Board Representation Agreement, which, as of the date hereof, shall be of no further force or effect.

Section 3.      Miscellaneous.

(a)               Notwithstanding anything herein to the contrary, all measurements and references related to Common Unit, Series B Preferred Unit, or Company Exchange Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, unit re-combinations, unit distributions, and the like.

(b)               This Agreement, the Restructuring Agreement, and the Company Operating Agreement (collectively, the “Transaction Documents”) are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein and therein. There are no, and neither the Company nor the Investor has relied upon, restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the other Transaction Documents with respect to the rights and obligations of the Company, the Investor, or any of their respective Affiliates hereunder or thereunder, and each of the Company and the Investor expressly disclaims that it is owed any duties or is entitled to any remedies not expressly set forth in this Agreement or in the other Transaction Documents.  This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof.

(c)               All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, or personal delivery to the following addresses:

if to the Investor:

TPG VII Management, LLC
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile:  (817) 871-4010

with a copy, which shall not constitute notice, to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, Texas  77002

Attention:  David Oelman

Facsimile:  (713) 615-5861

if to the Managing Member or the Company:

c/o EnLink Midstream Manager, LLC

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Attention:  General Counsel

Facsimile:  (214) 721-9299

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201-2980

Attention:  Preston Bernhisel

Facsimile:  (214) 661-4783

if to GIP III Stetson I:

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas
New York, NY 10105
Attention: Associate General Counsel

Facsimile:  (877) 601-6879

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention:  William N. Finnegan IV

Debbie P. Yee

Facsimile:  (713) 546-5401

or to such other address as the Investor, the Company, GIP III Stetson I, or the Managing Member may designate to each other in writing from time to time.  All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered, (ii) upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed, (iii) upon actual receipt of the facsimile copy, if sent via facsimile, and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

(d)               Section and Exhibit references herein refer to sections of, or exhibits to, this Agreement, unless otherwise specified.  All Exhibits to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Investor under this Agreement, such action shall be in such Investor’s sole discretion, unless otherwise specified in this Agreement. Any reference in this Agreement to $ shall mean U.S. dollars.  If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect, and shall be construed so as to effect the original intent of the parties as closely as possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  Words such as “herein,” hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear, unless the context otherwise requires.  Section headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(e)               This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance, or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.

(f)                Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g)               Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

(h)               No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(i)                Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto.  Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Investor from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver, or consent has been made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any EnLink Entity in any case shall entitle such EnLink Entity to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.

(j)                This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(k)               This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, and permitted assigns, and, solely with respect to Section 1(e), each Investor Designated Director. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.  Except as expressly provided in Section 1(g), neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

(l)                 Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

(m)              Each party hereto acknowledge that each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that each other party shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

(n)               Each of the parties hereto agrees that, from time to time and without further consideration, it shall execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

(o)               For the avoidance of doubt, each Investor Designated Director shall be entitled to and may have business interests and engage in business activities in addition to those relating to the EnLink Entities, including business interests and activities in direct competition with the EnLink Entities. None of the EnLink Entities shall have any rights by virtue of this Agreement in any business ventures of any Investor Designated Director.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

ENLINK ENTITIES

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC,
its managing member

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	President and Chief Executive Officer

ENLINK MIDSTREAM MANAGER, LLC

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	President and Chief Executive Officer

GIP III STETSON I, L.P.

By:	GIP Stetson GP, LLC,
its general partner

By:	/s/ William Brilliant
Name:	William Brilliant
Title:	Manager

[Signature Page to Amended and Restated Board Representation Agreement]

Investor

TPG VII MANAGEMENT, LLC

By:	/s/ Adam Fliss
Name:	Adam Fliss
Title:	Vice President

[Signature Page to Amended and Restated Board Representation Agreement]